Exhibit 99.1

        The Pepsi Bottling Group Delivers Balanced Topline Growth across
                  Geographies and Solid Third Quarter Earnings

     SOMERS, N.Y.--(BUSINESS WIRE)--Oct. 3, 2006--The Pepsi Bottling Group, Inc. (NYSE: PBG) today reported third quarter 2006 net income of $207 million, or diluted earnings per share (EPS) of $0.86. These results include a $0.04 EPS expense due to the 2006 adoption of FAS 123(r) Share-Based Payment and a $0.05 EPS net gain due to income tax law changes. In the third quarter 2005, PBG reported net income of $205 million, or $0.82 of EPS, which included a net pretax gain of $16 million from the high fructose corn syrup (HFCS) litigation settlement, or $0.04 of EPS on an after-tax basis.

     "PBG delivered another solid quarter in what's shaping up to be a great year. Each of our businesses contributed to our strong results," said Eric J. Foss, PBG President and Chief Executive Officer. "In the U.S. and Canada, our broad portfolio of non-carbonated products fueled our growth, with Lipton Iced Teas, Starbucks Frappuccino and energy drinks leading the way. We were very pleased with the strong performance we saw in the non-measured channels where we believe our ongoing work in the area of customer service is helping to boost our results. This was further validated by the positive movement we saw in our annual customer satisfaction survey, which was completed this past quarter."

     Mr. Foss continued, "Our business in Europe delivered outstanding results in the third quarter, with volume and profit up significantly. In Mexico, our ongoing work in the area of revenue management is beginning to gain traction, with solid net revenue per case growth and notable profit improvement for the quarter."

     -- The Company generated another quarter of strong revenue growth in all geographic segments, up eight percent on a worldwide basis with one percentage point coming from acquisition territories.

     -- PBG's worldwide physical case volume increased two percent in the third quarter. Volume in its U.S. and Canada segment improved two percent as well. PBG's European business delivered an impressive eight-percent volume growth. In Mexico, physical case volume was down one percent for the quarter, though the Company's two-year growth rate was up six percent. All volume results are on a constant territory basis. (See Editor's Note.)

     -- The Company continued its solid revenue management track record, delivering worldwide net revenue per case growth of four percent for the quarter. PBG's U.S. business generated a three-percent increase.

     -- Worldwide reported operating income was down three percent in the third quarter. This result includes the four-percentage point negative impact of FAS 123(r) and reflects the lapping of the four-percentage point net gain from the high fructose corn syrup litigation proceeds included in PBG's 2005 results. Excluding these items, worldwide operating income grew five percent, driven by strong growth in Europe as well as improved profitability in Mexico.


                                Q3 Operating   Q3 2006 EPS Q3 2005 EPS
                                Income Growth
                                    Rates
----------------------------------------------------------------------
Reported Results                    (3%)          $0.86      $0.82
----------------------------------------------------------------------
Tax Law Change Gain                  -           ($0.05)       -
----------------------------------------------------------------------
Subtotal                             -            $0.81        -
----------------------------------------------------------------------
Impact of FAS 123(r)                 +4%          $0.04        -
----------------------------------------------------------------------
Net Gain from HFCS litigation
 settlement                                         -        ($0.04)
----------------------------------------------------------------------
Lapping of Net Gain from HFCS
 litigation settlement               +4%
----------------------------------------------------------------------
Comparable Results                   +5%          $0.85      $0.78
----------------------------------------------------------------------


     Physical case volume growth in the U.S. was helped by a combination of innovation and strong marketplace execution. The Company's U.S. take-home volume was up two percent, while cold drink was flat in the third quarter. PBG Europe's eight-percent volume growth came from strong sales in Russia and Turkey, where the Company's carbonated and non-carbonated portfolios both performed well. In Mexico, carbonated soft drinks were down one percent on a physical case basis, though on an eight-ounce basis volume was flat. PBG Mexico's water business was also soft in the quarter, with bottled water down two percent and jug water volume down four percent. These compare to double-digit volume growth in the third quarter of last year.

     Each of PBG's geographic segments delivered net revenue per case improvement, reflecting the Company's strong focus on revenue management. In the U.S., the three-percent growth was driven primarily by rate increases.

     PBG's worldwide cost of goods sold (COGS) per case increased five percent in the third quarter. Gross profit improved six percent in total dollars, while gross profit per case was up two percent in the third quarter.

     The Company's selling, delivery and administrative (SD&A) expenses grew nine percent on a worldwide basis, including a one-and-one-half percentage point increase due to the impact of FAS 123(r). An additional one-and-one-half percentage point of this growth comes from lapping the benefit of the HFCS litigation settlement proceeds included in PBG's third quarter 2005 results.

     During the third quarter, PBG repurchased 2.2 million shares of common stock. Year to date, the Company has repurchased 10 million shares.

     PBG expects to generate worldwide volume growth of about four percent in 2006, with the U.S. growing around three percent. The Company believes its reported operating income will be down one to up one percent for the year, including the seven-percentage point negative impact from the adoption of FAS 123(r). Excluding this impact, adjusted operating income is likely to grow six to eight percent for the year. Reported diluted EPS are forecast to be in the range of $1.90 to $1.93, which includes the $0.18 per share expense from FAS 123(r) and the $0.05 EPS gain from the tax law changes in the third quarter. Excluding the gain from the tax law changes, diluted EPS are projected to be $1.85 to $1.88. PBG expects to generate operating free cash flow in the range of $510 to $530 million for the year.

     The Pepsi Bottling Group, Inc. (www.pbg.com) is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. To receive company news releases by e-mail, please visit www.pbg.com.

     Listen in live to PBG's third quarter 2006 earnings discussion with financial analysts on October 3rd at 11 a.m. (EDT) at http://www.pbg.com.

     Editor's Note:

     Constant territory calculations assume a 52-week year and all significant acquisitions made in the prior year were made at the beginning of that year. These calculations exclude all significant acquisitions made in the current year. PBG's fiscal year ends on the last Saturday in December and, as a result, a 53rd week was added to fiscal year 2005. Fiscal year 2006 has 52 weeks.

     Forward-Looking Statements:

     Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG's Securities and Exchange Commission reports, including PBG's annual report on Form 10-K for the year ended December 31, 2005.

     Non-GAAP Measures

     We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S.
GAAP). In an effort to provide investors with additional information regarding the Company's results we sometimes use "non-GAAP" measures, as defined by the Securities and Exchange Commission. Non-GAAP financial measures in this press release are generally accompanied by the most directly comparable GAAP financial measure. The differences between the GAAP and non-GAAP financial measures are reconciled either in the text of the press release or in the attachments. The Company presents "non-GAAP" financial measures when it believes such measures will provide investors with a meaningful year-over-year comparison of the Company's financial performance and when management uses the non-GAAP financial measures to evaluate the Company's financial performance against internal budgets and targets. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

     FAS 123(r)

     Effective in 2006, the Company adopted FAS 123(r) Share-Based Payment, which requires that all stock-based payments be expensed based on the fair value of the awards at the time of grant. Prior to 2006, in accordance with existing accounting guidelines, the Company was not required to recognize this expense, and the Company's financial results during fiscal year 2005 do not reflect this expense. As a result, in order to provide investors with a meaningful year-over-year comparison of the Company's financial performance, the Company has presented its third quarter actual results and its 2006 outlook relating to diluted earnings per share (EPS) and operating income change under two methods - on a reported basis, which includes the impact of FAS 123(r) and on an adjusted basis, which excludes the impact of FAS 123(r). Management uses the latter, non-GAAP financial measure, to evaluate the Company's financial performance against internal budgets and targets (including under the Company's incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of FAS 123(r) as we believe that these non-GAAP financial measures are useful for evaluating the Company's core operating results and facilitating comparison across reporting periods.

     High Fructose Corn Syrup (HFCS) Litigation Settlement

     During the third quarter of 2005, the Company recorded a gain, net of strategic spending initiatives, related to the settlement of the HFCS class action lawsuit. The lawsuit related to purchases of high fructose corn syrup: please see our Form 10-Q for the quarterly period ended September 3, 2005 for further details. Management considers this settlement as an unusual and material settlement of a type that the Company has not received in the past and does not expect to receive in the near future. As a result of the HFCS settlement, the Company decided to accelerate the implementation of strategic spending initiatives into 2005. Although strategic spending initiatives may not be unusual or outside the ordinary course of business in a general sense, the timing of the spending was unusual as such initiatives would not have been accelerated into 2005 without the HFCS settlement. As a result, in order to provide investors with a meaningful year-over-year comparison, the Company has presented its third quarter 2005 actual results under two methods - on a reported basis, which includes the impact of the net HFCS settlement and on an adjusted basis, which excludes the impact of the net HFCS settlement.

     Tax Law Changes

     During the third quarter of 2006, tax rate changes were enacted in Canada, Turkey, and in various U.S. jurisdictions resulting in a net decrease in income tax expense. Management believes that presentation of results excluding these tax law changes provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results across reporting periods. As a result, the Company has presented its third quarter actual results relating to EPS under two methods - on a reported basis, which includes the impact of these tax law changes and on an adjusted basis, which excludes the impact of the tax law changes.

     Operating Free Cash Flow (OFCF)

     Under FAS 123(r), excess tax benefits from the exercise of stock options are now required to be included in Cash Provided by Financing activities instead of Cash Provided by Operations. Therefore, effective first quarter of 2006, the Company has revised its definition of Operating Free Cash Flow (OFCF) to add back excess tax benefits from the exercise of stock options. We now define OFCF as Cash Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of stock options.

     The Company uses OFCF to evaluate the performance of its businesses, and management considers OFCF an important indicator of the Company's liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.

     OFCF is a non-GAAP measurement and should be considered in addition to, not as a substitute for, Cash Provided by Operations, as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company's OFCF may not be comparable to similarly titled measures reported by other companies.

     PBG expects its full year 2006 OFCF to be in the range of $510 to $530 million. We anticipate capital expenditures of approximately $735 million and Cash Provided by Operations plus the excess tax benefits from the exercise of stock options to be over $1.2 billion. We are unable to separately estimate the excess tax benefits from the exercise of stock options.


                    THE PEPSI BOTTLING GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS in millions, except per share amounts, unaudited


                                12 Weeks Ended        36 Weeks Ended
                              ------------------    ------------------
                              Sept. 9,  Sept. 3,    Sept. 9,  Sept. 3,
                               2006      2005        2006      2005
                              --------  --------    --------  --------

Net revenues                   $3,460   $ 3,214     $ 8,965   $ 8,223
Cost of sales                   1,851     1,695       4,770     4,306
                              --------  --------    --------  --------

Gross profit                    1,609     1,519       4,195     3,917
Selling, delivery and
 administrative expenses        1,226     1,126       3,376     3,101
                              --------  --------    --------  --------

Operating income                  383       393         819       816
Interest expense, net              62        56         186       169
Other non-operating expenses
 (income), net                      1        (1)         11         -
Minority interest                  24        24          48        47
                              --------  --------    --------  --------

Income before income taxes        296       314         574       600
Income tax expense                 89       109         185       208
                              --------  --------    --------  --------
Net income                     $  207   $   205     $   389   $   392
                              ========  ========    ========  ========


Basic earnings per share       $ 0.88   $  0.84     $  1.65   $  1.60
                              ========  ========    ========  ========

Weighted-average shares
 outstanding                      235       243         236       245


Diluted earnings per share     $ 0.86   $  0.82     $  1.61   $  1.55
                              ========  ========    ========  ========

Weighted-average shares
 outstanding                      242       250         242       252


                    THE PEPSI BOTTLING GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        in millions, unaudited


                                                    36 Weeks Ended
                                                ----------------------
                                                 Sept. 9,    Sept. 3,
                                                  2006        2005
                                                ----------  ----------
Cash Flows - Operations
 Net income                                      $    389   $     392
 Adjustments to reconcile net income to net
  cash provided by operations:
  Depreciation                                        434         420
  Amortization                                          9          10
  Stock based compensation                             46           -
  Changes in working capital and other non-cash
   charges                                            (85)         74
 Casualty insurance payments                          (47)        (45)
 Pension contributions                                 (1)        (30)
 Other, net                                           (40)        (51)
                                                ----------  ----------

Net Cash Provided by Operations                       705         770
                                                ----------  ----------

Cash Flows - Investments
 Capital expenditures                                (525)       (489)
 Proceeds from sale of property, plant and
  equipment                                             6          20
 Acquisitions of bottlers, net of cash acquired       (33)         (1)
 Other investing activities, net                        8           1
                                                ----------  ----------

Net Cash Used for Investments                        (544)       (469)
                                                ----------  ----------

Cash Flows - Financing
 Borrowing activities, net                            415         (35)
 Dividends paid                                       (64)        (44)
 Excess tax benefit from exercise of stock
  options                                              17           -
 Treasury stock transactions                         (167)       (259)
                                                ----------  ----------

Net Cash Provided by (Used for) Financing             201        (338)
                                                ----------  ----------

Effect of Exchange Rate Changes on Cash and
 Cash Equivalents                                      (2)         (1)
                                                ----------  ----------

Net Increase (Decrease) in Cash and Cash
 Equivalents                                          360         (38)
Cash and Cash Equivalents - Beginning of Period       502         305
                                                ----------  ----------

Cash and Cash Equivalents - End of Period        $    862   $     267
                                                ==========  ==========



Supplemental Information
-----------------------------------------------

Capital expenditures incurred                        (487)       (444)
Change in accounts payable related to capital
 expenditures                                         (38)        (45)
                                                ----------  ----------
Cash paid for capital expenditures                   (525)       (489)


Note: Certain reclassifications were made to our 2005 Condensed
 Consolidated Statement of Cash Flows to conform to the 2006 presentation.


                    THE PEPSI BOTTLING GROUP, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                in millions, except per share amounts


                                                  Sept. 9,   Dec. 31,
                                                    2006       2005
                                                 ----------- ---------
Assets                                           (unaudited)
Current Assets
 Cash and cash equivalents                         $    862  $    502
 Accounts receivable, net                             1,736     1,186
 Inventories                                            638       458
 Prepaid expenses and other current assets              262       266
                                                 ----------- ---------
      Total Current Assets                            3,498     2,412

Property, plant and equipment, net                    3,747     3,649
Other intangible assets, net                          3,804     3,814
Goodwill                                              1,547     1,516
Other assets                                            146       133
                                                 ----------- ---------
      Total Assets                                 $ 12,742  $ 11,524
                                                 =========== =========

Liabilities and Shareholders' Equity
Current Liabilities
 Accounts payable and other current liabilities    $  1,948  $  1,583
 Short-term borrowings                                  163       426
 Current maturities of long-term debt                   514       589
                                                 ----------- ---------
      Total Current Liabilities                       2,625     2,598

Long-term debt                                        4,741     3,939
Other liabilities                                     1,142     1,027
Deferred income taxes                                 1,362     1,421
Minority interest                                       563       496
                                                 ----------- ---------
      Total Liabilities                              10,433     9,481
                                                 ----------- ---------

Shareholders' Equity
 Common stock, par value $0.01 per share:
      Authorized 900 shares, issued 310 shares            3         3
 Additional paid-in capital                           1,733     1,709
 Retained earnings                                    2,601     2,283
 Accumulated other comprehensive loss                  (224)     (262)
 Deferred compensation                                    -       (14)
 Treasury stock: 74 shares and 71 shares at
  September 9, 2006 and December 31, 2005,
  respectively, at cost                              (1,804)   (1,676)
                                                 ----------- ---------
      Total Shareholders' Equity                      2,309     2,043
                                                 ----------- ---------
         Total Liabilities and Shareholders'
          Equity                                   $ 12,742  $ 11,524
                                                 =========== =========


                    The Pepsi Bottling Group, Inc.

                 Third Quarter 2006 Earnings Release
                 Segment Data by Quarter (unaudited)
                            (in millions)

                                       12 Weeks Ended
                                   ----------------------

                                    Sept. 9,   Sept. 3,   Growth vs.
                                       2006       2005    Prior Year*

                                   -----------------------------------
Net Revenues
----------------------------------

U.S./Canada                           $  2,559  $  2,397      7%
Europe                                     554       487      14%
Mexico                                     347       330      5%
                                   -----------------------------------
   Total net revenues                 $  3,460  $  3,214      8%
                                   ===================================


Operating Income
----------------------------------

U.S./Canada                           $    281  $    311     -10%
Europe                                      71        53      36%
Mexico                                      31        29      5%
                                   -----------------------------------
   Total operating income                  383       393      -3%
Interest expense, net                       62        56      11%
Other non-operating expenses                                 **NM
 (income), net                               1        (1)
Minority interest                           24        24      -2%
                                   -----------------------------------
   Income before income taxes         $    296  $    314      -6%
                                   ===================================



                                       36 Weeks Ended
                                   ----------------------

                                    Sept. 9,   Sept. 3,   Growth vs.
                                       2006       2005    Prior Year*

                                   -----------------------------------
Net Revenues
----------------------------------

U.S./Canada                           $  7,017  $  6,453      9%
Europe                                   1,088       988      10%
Mexico                                     860       782      10%
                                   -----------------------------------
   Total net revenues                 $  8,965  $  8,223      9%
                                   ===================================


Operating Income
----------------------------------

U.S./Canada                           $    697  $    728      -4%
Europe                                      61        45      35%
Mexico                                      61        43      43%
                                   -----------------------------------
   Total operating income                  819       816      0%
Interest expense, net                      186       169      10%
Other non-operating expenses, net           11         -     **NM
Minority interest                           48        47      1%
                                   -----------------------------------
   Income before income taxes         $    574  $    600      -4%
                                   ===================================



* Percentage change calculated using whole dollar amounts
** calculation not meaningful

For the twelve and thirty-six weeks ended September 9, 2006, operating income includes the impact of adopting FAS 123(r).
The comparable periods in 2005 have not been restated.


     CONTACT: For The Pepsi Bottling Group, Inc.
              Public Relations:
              Kelly McAndrew, 914-767-7690
              or
              Investor Relations:
              Mary Winn Settino, 914-767-7216